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                                                                      EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                     THE ACTAVA GROUP INC. AND SUBSIDIARIES

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1994        1993       1992
                                                                --------    --------    -------
                                                                (IN THOUSANDS EXCEPT PER SHARE
                                                                           AMOUNTS)
PRIMARY
  Weighted average Actava Stock outstanding during the period,
     less stock in treasury...................................    18,153      17,163     16,544
                                                                ========    ========    =======
  Net income (loss) available for common stock and common
     stock equivalents........................................  $(65,750)   $(47,594)   $11,599
                                                                ========    ========    =======
  Per share amount............................................  $  (3.62)   $  (2.77)   $   .70
                                                                ========    ========    =======
FULLY DILUTED
  Common stock and common stock equivalents...................    18,153      17,163     16,544
  Shares issuable on assumed conversion of 6 1/2% Convertible
     Debentures...............................................     1,802       1,802      1,802
                                                                --------    --------    -------
          Total...............................................    19,955      18,965     18,346
                                                                ========    ========    =======
  Net income (loss)...........................................  $(65,750)   $(47,594)   $11,599
  Interest savings on assumed conversion of 6 1/2% Convertible
     Debentures, net of income tax effect.....................     3,308       3,308      3,308
                                                                --------    --------    -------
  Net income available for common stock and common stock
     equivalents assuming full dilution.......................  $(62,442)   $(44,286)   $14,907
                                                                ========    ========    =======
  Per share amount(a).........................................  $  (3.13)   $  (2.34)   $   .81
                                                                ========    ========    =======

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(a) Fully diluted earnings per share is not used because it exceeds primary earnings per share.

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